Exhibit 99.1

TICC Announces Full Repayment of its Credit Facility

Greenwich, CT – 12/30/2008 – TICC Capital Corp. (the “Company”) (NASDAQ: TICC) announced today that, following a period of concerted deleveraging of its balance sheet, it has now reduced to zero its outstanding borrowings under its credit facility with Royal Bank of Canada as agent and a lender and Branch Banking & Trust Company as an additional lender (the “Credit Facility”). The Company also undertook steps to unilaterally terminate its Credit Facility, effective December 30, 2008, in accordance with its terms as a result of the completion of the repayment of its outstanding borrowings thereunder. The Credit Facility had been scheduled to terminate on January 29, 2009. Jonathan Cohen, the Company’s CEO, said “In the midst of the worst credit environment in many years, we are pleased to be in a position where we have no capital obligations to any bank or borrower. As we head into a new year, we believe that balance sheet strength (including the absence of borrowed money) will help to define competitive advantage. We look forward to evaluating opportunities to deploy our available capital in a market that we consider to be very attractive on a risk/reward basis.”

About TICC Capital Corp.

We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji, at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.